UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 4, 2010 (April 23, 2010)
Thor Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9235 (Commission File Number)	93-0768752 (IRS Employer Identification No.)

419 West Pike Street, Jackson Center, Ohio (Address of Principal Executive Offices)	45334-0629 (Zip Code)
Registrant’s telephone number, including area code: (937) 596-6849
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On April 28, 2010 Ronald Fenech was granted an option to purchase 750,000 shares (the “Option Shares”) of Thor Industries, Inc. (“Thor”) common stock under the Thor Industries 2006 Equity Incentive Plan (the “Plan”) with a per share exercise price of $35.18. The Option Shares will vest in equal installments on each of the first five anniversaries of the date of grant (or if, earlier upon a change in control of Thor) subject to Ronald Fenech’s continuing employment with Thor on such date. However, 50,000 of the Option Shares that are eligible to vest on each of the vesting dates will not vest and will automatically be forfeited if William Fenech, the brother of the recipient, is a continuing employee of Thor on such vesting date. All of the unvested Option Shares will vest and become exercisable upon a change of control of Thor; provided, however, that if William Fenech remains a continuing employee of Thor immediately following the change of control, Ronald Fenech will forfeit a number of Option Shares equal to the number of unvested Option Shares owned by William Fenech that vest at the time of the change of control.
     If Ronald Fenech’s service with Thor is terminated for any reason other than cause, any unvested outstanding Option Shares will be forfeited as of the date of termination of employment. If his service is terminated for cause, all outstanding Options Shares, whether or not vested, will be forfeited. Ronald Fenech will be able to exercise any vested Option Shares that are not forfeited upon termination pursuant to the preceding sentence until April 28, 2020. In connection with, and in consideration of, this option grant, Ronald Fenech has agreed to refrain from engaging in competitive activities and from soliciting Thor employees and customers during his employment and for 12 months following termination of employment.
     In addition to the foregoing, on April 23, 2010, Ronald Fenech entered into a letter agreement with Thor, pursuant to which he will be paid a base salary of $1,000,000 and additional compensation equal to 4% of the pre-tax profit from operations of Thor’s Recreation Vehicle Group, up to a maximum of $11,000,000 in total annual compensation.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thor Industries, Inc.
Date: May 4, 2010	By:	/s/ Christian G. Farman
		Name:	Christian G. Farman
		Title:	Senior Vice President, Treasurer and Chief Financial Officer